Free Writing Prospectus to Preliminary Pricing Supplement No. 8,909

Registration Statement Nos. 333-275587; 333-275587-01

Dated June 9, 2025; Filed pursuant to Rule 433

Morgan Stanley

MSUSMPTD Jump Notes with Auto-Callable Feature due June 14, 2032

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	Morgan Stanley MAP Trend Horizon Index (MSUSMPTD)
Automatic early redemption:	Determination date		Call threshold level	Early redemption payment (per note):
	#1	June 9, 2026	100% of the initial level	$1,110
	#2	December 9, 2026		$1,165
	#3	June 9, 2027		$1,220
	#4	December 9, 2027		$1,275
	#5	June 9, 2028		$1,330
	#6	December 11, 2028		$1,385
	#7	June 11, 2029		$1,440
	#8	December 10, 2029		$1,495
	#9	June 10, 2030		$1,550
	#10	December 9, 2030		$1,605
	#11	June 9, 2031		$1,660
	#12	December 9, 2031		$1,715
Pricing date:	June 9, 2025
Final determination date:	June 9, 2032
Maturity date:	June 14, 2032
CUSIP:	61778KZF7
Estimated value:	$967.90 per note, or within $40.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225032790/ms8909_424b2-17670.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per Note)
#1	-20%	--
#2	+20%	$1,165
The notes are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,165 per note on the related early redemption date.
Hypothetical Payment at Maturity[1] (if the notes have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Note)
+60.00%	$1,770
+40.00%	$1,770
+20.00%	$1,770
0.00%	$1,770
-20.00%	$1,000
-40.00%	$1,000
-60.00%	$1,000
-80.00%	$1,000
-100.00%	$1,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●The appreciation potential of the notes is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The notes are subject to early redemption risk.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●You may be required to recognize taxable income on the notes prior to maturity.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier, the notes are subject to the following risks, as discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oThe level of the Index can go down as well as up.

oThe base allocation of Sub-Indices in the Asset Portfolio is determined in reference to each Sub-Index’s Risk Budget and volatility.

oThere are risks associated with the Index’s momentum investment strategy.

oLow volatility in the Index is not synonymous with low risk in an investment linked to the Index.

oWhile the Index has a Volatility Target of 5%, there can be no guarantee, even if the Asset Portfolio is rebalanced daily, that the realized volatility of the Index will not be less than or greater than 5%.

oThere can be no assurance that the actual volatility of the Index will be lower than the volatility of any or all of the Index Components.

oThe volatility target feature of the Index may dampen its performance in bullish markets.

oThe Index is particularly susceptible to “choppy” markets.

oThe value of the Index and any instrument linked to the Index may increase or decrease due to a number of factors, many of which are beyond our control.

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oChanges in the value of the Index Components may offset each other.

oThe Morgan Stanley US 2-Year T-Note Rolling Futures Index can produce negative returns, which may have an adverse effect on the level of the respective Sub-Indices, and consequently, the level of the Index.

oInvesting in notes linked to the Index is not equivalent to investing in the Index.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index was established on January 31, 2023 and therefore has very limited actual operating history.

oHigher future prices of the futures contracts constituting the Sub-Indices relative to their current prices may lead to a decrease in any payment on notes linked to the Index.

oThe Index may not be fully invested in the Sub-Indices.

●The servicing cost of 0.85% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates.

●As the underlier is new and has very limited actual historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●An investment in the notes involves risks associated with small-capitalization companies, emerging markets equities and bonds, currency exchange rates, commodities, interest rates and credit.

●If the underlier is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternate payment amount, if any, in lieu of the payment due at maturity in excess of the stated principal amount.

●Adjustments to the underlier could adversely affect the value of the notes.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, is the underlying index publisher.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.